-3-

Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2016

Red Bank, N.J.  October 28, 2016   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $0.12 per unit for the fourth quarter of fiscal 2016, payable on November 30, 2016 to holders of record on November 18, 2016.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.12 per unit is 47.83%, or $0.11 per unit, lower than the distribution of $0.23 per unit for the fourth quarter of fiscal 2015. Specific details will be available in the earnings press release scheduled for publication on or about November 18, 2016.

The Trust and the German operating companies signed amendments to the royalty agreements on August 26, 2016. The amendments establish a new simpler pricing model based upon the German border import price, which is determined by the German Federal Statistical Office on the basis of the prices and volumes of all gas imported into Germany. The change to the German border import prices is intended to be, and the Trustees believe it will be, revenue neutral for the Trust. A complete description of the amendments will be available in the Trust's 2016 10-K and 2016 Annual Report.

The cumulative distribution for fiscal 2016, which includes this November distribution and the three prior quarterly distributions, is $0.67 per unit as compared to $1.27 per unit for fiscal 2015. The cumulative distribution for fiscal 2016 is 47.24% or $0.60 per unit lower than the cumulative distribution for fiscal 2015. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.